UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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APRICUS BIOSCIENCES, INC.
11975 El Camino Real, Suite 300
San Diego, California 92130
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2016

Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Apricus Biosciences, Inc., a Nevada corporation (the “Company”). The Annual Meeting will be held on Friday, May 20, 2016 at 8:00 a.m., local time, at Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, California 92130, for the following purposes:

(1)	To elect three Class I directors, nominated by our Board of Directors, to serve until our 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(3)	To conduct an advisory (non-binding) vote on executive compensation; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
The record date for the Annual Meeting is March 24, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment(s) or postponement(s) thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. Our proxy materials (which include the Proxy Statement attached to this notice, our most recent Annual Report on Form 10-K and form of proxy card) are also available to you via the Internet at www.proxyvote.com.
By Order of the Board of Directors,

Richard W. Pascoe
Secretary
April 19, 2016
San Diego, California
THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE VOTE YOUR PROXY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR OVER THE TELEPHONE AT 1-800-690-6903 OR SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE PRE-PAID ENVELOPE PROVIDED. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, Proxy Card and Form 10-K are available at www.proxyvote.com.

APRICUS BIOSCIENCES, INC.
11975 El Camino Real, Suite 300
San Diego, California 92130

PROXY STATEMENT

General Information
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Apricus Biosciences, Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 20, 2016, at 8:00 a.m., local time, at Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, California 92130, and any adjournment(s) or postponement(s) thereof. This proxy statement is being mailed on or about April 21, 2016 to the stockholders of record of the Company’s common stock as of March 24, 2016 (the “Record Date”).
Solicitation and Voting Procedures
The solicitation of proxies will be conducted by mail and the Company will bear all costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to “Beneficial Holders” (defined below). The Company has engaged a proxy solicitation firm, Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, and may conduct further solicitation personally, by telephone or by facsimile with the assistances of our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company expects that the out-of-pocket costs associated with solicitation of proxies will be approximately $5,000.
As of the Record Date, there were 61,778,121 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) issued and outstanding. Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters.
Holders of record who hold shares of Common Stock directly on the Record Date must return a proxy by one of the methods described on the proxy card or attend the Annual Meeting in person in order to vote on the proposals. Investors who hold shares of Common Stock indirectly on the Record Date (“Beneficial Holders”) through a brokerage firm, bank or other financial institution (a “Financial Institution”) must return a voting instruction form to have their shares voted in accordance with their instructions. Financial Institutions have discretion to vote absent instructions with respect to certain routine matters, such as Proposal 2, the ratification of the independent registered public accounting firm, but not with respect to matters that are considered non-routine, such as Proposals 1 and 3, the election of directors and advisory vote on executive compensation, respectively. A “Broker Non-Vote” occurs when a Financial Institution has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for these non-routine matters.
The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the Record Date, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments thereof. Abstentions from voting on a proposal and Broker Non-Votes will count for purposes of determining a quorum but will not be counted as votes cast on any proposal. A description of the required vote for each proposal is included within each proposal below.
We urge any stockholder not planning to attend the Annual Meeting to vote their proxy in advance, whether via the Internet (www.proxyvote.com) or by telephone (1-800-690-6903) or by mailing an executed proxy card to us. The deadline to vote by Internet or by telephone is 11:59 P.M. Eastern Time on Thursday, May 19, 2016.
Any holder of record may revoke a proxy submitted in advance of the Annual Meeting by: (i) delivering a written revocation to the Company’s Secretary before the Annual Meeting, (ii) delivering an executed, later-dated proxy or (iii) voting in person at the Annual Meeting.

Beneficial Holders who wish to change or revoke their voting instructions should contact their Financial Institution for information on how to do so. Beneficial Holders who wish to attend the Annual Meeting and vote in person should contact their Financial Institution in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, Beneficial Holders cannot vote at the Annual Meeting because their Financial Institution may have already voted or returned a Broker Non-Vote on their behalf.
Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR each of the nominees listed in Proposal No. 1 and FOR each of the other proposals described below.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTORS
Overview
The Company’s Amended and Restated Articles of Incorporation, as amended, provide that the Board is to be divided into three classes as nearly equal in number as possible, with directors in each class serving staggered three-year terms. The total Board size is currently fixed at seven directors. The Class I directors (whose terms expire at the Annual Meeting) are Kleanthis G. Xanthopoulos, Ph.D. and Paul V. Maier. The Class III directors (whose terms expire at the 2017 annual meeting of stockholders) are Rusty Ray and Wendell Wierenga, Ph.D. The Class II directors (whose terms expire at the 2018 annual meeting of stockholders) are Richard W. Pascoe and Sandford D. Smith. Class I directors elected at the Annual Meeting will hold office until the 2019 annual meeting of stockholders, and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal or other cause in accordance with the Company’s Bylaws.
As described below, the Board has nominated Kleanthis G. Xanthopoulos, Ph.D. and Paul V. Maier for re-election as Class I directors. Each nominee for election as a director at the Annual Meeting has indicated their willingness to serve if elected. Should any nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board.
Nomination of Directors
The Corporate Governance/Nominating Committee, which acts as the nominating committee of the Board, reviews and recommends potential candidates for election to the Board. In reviewing potential candidates, the Corporate Governance/Nominating Committee considers the qualifications described below under the caption “Board of Directors and Committees and Corporate Governance - Director Nominations and Stockholder Communications.” After reviewing the qualifications of potential Board candidates, the Corporate Governance/Nominating Committee presents its recommendations to the Board, which selects the final director nominees. The Corporate Governance/Nominating Committee recommended each of the nominees for director identified in this Proxy Statement. We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.
Information Regarding Nominees and Incumbent Directors
The Corporate Governance/Nominating Committee has recommended, and the Board has nominated, Kleanthis G. Xanthopoulos, Ph.D. and Paul V. Maier to be re-elected as Class I directors at the Annual Meeting. The following table contains information about the nominees and about each of the Company’s continuing directors: the year each was first elected a director, their respective ages as of the Record Date, the positions currently held with the Company, the year their current term will expire and their current class:

Name	Year Initially Elected	Age	Position(s)	Expiration of Term	Class
Kleanthis G. Xanthopoulos, Ph.D.	2011	57	Chairman	2016	I
Paul V. Maier	2012	68	Director	2016	I
Rusty Ray	2009	45	Director	2017	III
Wendell Wierenga, Ph.D.	2014	68	Director	2017	III
Richard W. Pascoe	2013	52	Chief Executive Officer, Secretary & Director	2018	II
Sandford D. Smith	2014	69	Director	2018	II

Class I Directors Nominated for Election
The following persons have been nominated by our Board to be elected as Class I directors at the Annual Meeting:
Kleanthis G. Xanthopoulos, Ph.D. has been a director since November 2011 and became Chairman of the Board in December 2013. Dr. Xanthopoulos is an experienced and visionary leader in the biotechnology and pharmaceutical research industries, with a strong foundation in both operations and corporate development. He has been a Partner at the Vandel-Group, a life sciences investment company, since August 2015. From 2007 to June 2015, he was the President and Chief Executive Officer and a member of the board of directors of Regulus Therapeutics Inc. (RGLS). Prior to joining Regulus in 2007, Dr. Xanthopoulos was the Managing Director of Enterprise Partners Venture Capital. He co-founded Anadys Pharmaceuticals, Inc., served as their President and Chief Executive Officer from 2000 to 2006, and remained a director until its acquisition by Roche in 2011. Before that, Dr. Xanthopoulos was Vice President at Aurora Biosciences (acquired by Vertex Pharmaceuticals) from 1997 to 2000, and Section Head of the National Human Genome Research Institute from 1995 to 1997. Previously, he was an Associate Professor at the Karolinska Institute, Stockholm, Sweden. Dr. Xanthopoulos is a member of the board of directors of the Biotechnology Industry Organization (BIO) and Zosano Pharma Inc. (ZSAN) and he is a co-founder and a member of the board of directors of Sente, Inc. Additionally, Dr. Xanthopoulos received the Ernst & Young Entrepreneur of the Year Award in Health Sciences in 2006 and was named Most Admired CEO by the San Diego Business Journal in 2013. An Onassis Foundation Scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and his M.Sc. degree in Microbiology and Ph.D. degree in Molecular Biology from the University of Stockholm, Sweden, and a Postdoctoral Research Fellowship at The Rockefeller University, New York. Dr. Xanthopoulos’ qualifications to serve on the Board include his scientific background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Dr. Xanthopoulos’ broader business development and corporate experience.
Paul V. Maier has been a director since June 2012. He is the Chair of our Audit Committee and a member of our Corporate Governance/Nominating Committee. Mr. Maier was most recently the Chief Financial Officer of Sequenom, Inc. from November 2009 until June 2014. Prior to joining Sequenom, Mr. Maier served as Senior Vice President and Chief Financial Officer of Ligand Pharmaceuticals Incorporated from 1992 until 2007, where he helped build Ligand from a venture stage company to a commercial, integrated biopharmaceutical organization. Prior to joining Ligand, he spent six years in various management and finance positions at ICN Pharmaceuticals, Inc. Mr. Maier currently serves on a number of boards, including public companies like International Stem Cell Corporation, where he is Chair of the company’s audit and a member of the compensation committees, MabVax Therapeutics Holdings Inc., where he is Chair of the company’s audit and a member of the governance committee, and Ritter Pharmaceuticals, Inc., where he is Chair of the audit committee and a member of the compensation committee. Mr. Maier also serves on the board of Biological Dynamics, a private company. Mr. Maier previously served on the board of directors of the following public companies: Pure Bioscience and Talon Therapeutics, Inc. (previously Hana Bioscience). Mr. Maier was also an independent financial consultant from 2007 through 2009. He received his M.B.A. from Harvard Business School and a B.S. from Pennsylvania State University. Mr. Maier’s qualifications to serve on the Board include his management and finance background and his ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Mr. Maier’s broader business and corporate experience.
Class III Directors Continuing in Office until 2017
The following directors will continue in office until the 2017 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:
Rusty Ray has been a director since December 2009. He is the Chair of our Corporate Governance/Nominating Committee and a member of our Audit Committee.  He is currently a partner with 11T Partners, a healthcare-only investment bank. He has worked with a wide variety of clients across the healthcare industry ranging from large pharmaceutical companies to early-stage drug development companies to medical device and service-based companies. Mr. Ray was a partner with Brocair Partners, a healthcare investment banking boutique, beginning in 2004 until he formed 11T Partners in 2012. Mr. Ray served as Deputy Director for eight years with Resources for the Future (“RFF”) a non-partisan Washington-based think-tank that conducts independent economic research. During his tenure, RFF conducted a number of studies related to the pharmaceutical and biotechnology industries. Prior to joining RFF, Mr. Ray worked with The Meningitis Research Foundation in London where he worked to support basic research to cure the disease. Beyond life sciences, Mr. Ray has also worked on issues related to emissions credit trading and utility restructuring. He has served on the board of directors of New Media Mill LLC since 2002. Mr. Ray holds an M.B.A. in Finance from the Fordham University School of Business and a B.S. in Biology from Wake Forest University. Mr. Ray resides in New York with his wife and daughter. Mr. Ray’s qualifications to serve on the Board include his experience in the healthcare industry, as well as his significant business knowledge based on his experience with healthcare-based investment banking.
Wendell Wierenga, Ph.D. has been a director since March 2014. He is a member of our Compensation Committee. Dr. Wierenga brings to our Board over four decades of experience in research, drug discovery and drug development, including clinical research, regulatory affairs, manufacturing, safety, and medical affairs. He has an extensive background serving as a public company executive and board member in the pharmaceutical and biotechnology industries. He most recently served as Executive Vice President, Research and Development, at Santarus, Inc., a specialty biopharmaceutical company, from June 2011 until its acquisition by Salix Pharmaceuticals, Inc. in 2014. Prior to Santarus, he was Executive Vice President in Research and Development at Ambit Biosciences Corporation from 2007 until 2011 and Neurocrine Biosciences, Inc. from 2003 until joining Ambit. Additionally, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company), Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.), and he spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles. Dr. Wierenga’s most recent board appointments to public companies include Anacor Pharmaceuticals Inc. and Concert Pharmaceuticals, Inc. He has served as a member of the board of directors of the following private companies, Patara Pharma LLC and Crinetics Pharmaceuticals Inc.,

since June and November of 2015, respectively. He also serves on the board and as a member of the compensation committee at the following public companies, Ocera Therapeutics Inc., Cytokinetics Inc. and XenoPort, Inc. and he was previously on the board of directors of Onyx Pharmaceuticals, Inc. (acquired by Amgen). Additionally, Dr. Wierenga serves on multiple scientific advisory boards, including Concert Pharmaceuticals, Ferring Pharmaceuticals, and aTyr Pharma, Inc. He holds a Ph.D. in Chemistry from Stanford University and a B.A. in Chemistry from Hope College. Dr. Wierenga’s qualifications to serve on the Board include his scientific background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Dr. Wierenga’s broader business development and corporate experience.
Class II Directors Continuing in Officer until 2018
The following directors will continue in office until the 2018 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:
Richard W. Pascoe has been a director and served as our Chief Executive Officer since March 2013 and has served as the Company’s Secretary since February 2015. He joined the Company following the merger of Somaxon Pharmaceuticals, Inc. with Pernix Therapeutics Holdings, Inc. Mr. Pascoe was the Chief Executive Officer of Somaxon from August 2008 until joining the Company and was responsible for the FDA approval of Somaxon’s lead drug Silenor®. Prior to Somaxon, Mr. Pascoe was with ARIAD Pharmaceuticals, Inc., a specialty pharmaceutical company where he was most recently Senior Vice President and Chief Operating Officer. Prior to joining ARIAD in 2005, Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc. (acquired by Pfizer Inc.), including Senior Vice President positions in both marketing and sales, as well as Vice President positions in both international sales and marketing and hospital sales. Prior to King, Mr. Pascoe was in the commercial groups at Medco Research, Inc. (acquired by King), COR Therapeutics, Inc. (acquired by Millennium Pharmaceuticals Inc., the Takeda Oncology Company), B. Braun Interventional and The BOC Group. Mr. Pascoe is a member of the board of directors of KemPharm, Inc., as well as a member of the company’s audit and compensation committees and its lead independent director. He also serves as a member of the board of directors of Biocom and the Johnny Mac Soldiers Fund, a charity for military veterans. Mr. Pascoe served as a Commissioned Officer with the U.S. Army 24th Infantry Division. He is a graduate of the United States Military Academy at West Point where he received a B.S. degree in Leadership. Mr. Pascoe was appointed to the Board in connection with his appointment as our Chief Executive Officer. Mr. Pascoe’s qualifications to serve on the Board include the depth and diversity of his experience in senior management of public pharmaceutical companies and his personal and professional integrity, ethics and values.
Sandford D. Smith has been a director since August 2014. He is a member of our Compensation Committee. Mr. Smith has been actively engaged in the development of international biotech and pharmaceutical companies for almost four decades.  Most recently, Mr. Smith served as Interim Chief Executive Officer at Aegerion Pharmaceuticals, Inc. from July 2015 to January 2016, and now serves as Aegerion Chairman. He is chair/founder of Global BioLink LLC, a biotech consultancy formed in 2011. He was President of Genzyme International and Executive Vice President of Genzyme Corporation until the company’s acquisition by Sanofi in 2011. He joined Genzyme in 1996, and initially served as Vice President and General Manager of Genzyme International and President of Genzyme Specialty Therapeutics. Prior to joining Genzyme, Mr. Smith was President and Chief Executive Officer at RepliGen Corporation, a publicly traded biotechnology company, from 1986-1995. Mr. Smith previously held leadership positions at Bristol-Myers Squibb from 1977-1985, including Director of Operations for Bristol-Myers Squibb–Asia Pacific and Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. Mr. Smith currently serves on the board of directors of publicly traded biotechnology companies Cytokinetics, Incorporated, Aegerion Pharmaceuticals, Inc. and Neuralstem, Inc. He is on the advisory council for non-profit Brigham & Women’s Hospital, where he created the Smith Scholars Residency in medical education to benefit physicians from resource-poor nations. He is also on the advisory board at Tullis Health Advisors. Mr. Smith holds a bachelor’s degree from the University of Denver. Mr. Smith’s qualifications to serve on the Board include his wealth of senior management and board level experience from his leadership roles in both the biotech and pharmaceutical industries.
Class II Director Resigned from the Board
On April 5, 2016, the Board reduced the size of the Board from seven to six directors. As a result, effective as of April 5, 2016, Deirdre Y. Gillespie, M.D. resigned as a member of the Board. Dr. Gillespie’s resignation was not related to a disagreement with the Company concerning any matter relating to its operations, policies or practices.
Vote Required and Majority Vote Standard
Members of the Board are elected by a plurality vote. However, pursuant to the Company’s corporate governance guidelines, if the number of nominees for election to the Board is equal to, or less than, the number of seats open for election and a nominee receives a greater number of votes “withheld” than votes “for” such nominee’s election then such nominee must submit an offer of resignation to the Board. The Corporate Governance/Nominating Committee will then consider the offer of resignation and other relevant circumstances and recommend a course of action to the Board. The disinterested members of the Board will then determine whether to accept the offer of resignation.

Any shares that are not voted, for any reason, including abstentions and Broker Non-Votes, will not be counted as votes cast and will not affect the outcome of the election of directors.
Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominees named above.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2016, and has further directed that we submit the selection of BDO for ratification by our stockholders at the Annual Meeting. A representative of BDO will be present at the Annual Meeting to make a statement and respond to appropriate questions. The Company does not expect a representative of Pricewaterhouse Coopers LLP (“PwC”), the Company’s former independent registered public accounting firm, to be present at the Annual Meeting.
Fees for Independent Registered Public Accounting Firm
On March 18, 2015, the Company, at the discretion of the Audit Committee of the Board, dismissed PwC as the Company’s independent registered public accounting firm. The Company then engaged BDO to serve as the Company’s independent registered public accounting firm. The Company filed a Current Report on Form 8-K on March 23, 2015 reporting this change. PwC was not engaged to audit the Company’s financial statements for the fiscal year ended December 31, 2015.
The reports of PwC on the consolidated financial statements of the Company for the fiscal years ended December 31, 2014 and 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through March 18, 2015, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the consolidated financial statements for such fiscal years.
During the Company’s fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through March 18, 2015, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except as previously reported in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 (the “2014 Form 10-K”) and December 31, 2013 (the “2013 Form 10-K”). Specifically, as of each of December 31, 2014 and 2013, material weaknesses existed in the Company’s internal control over financial reporting over the accounting for and disclosures of technical accounting matters in the consolidated financial statements and effective monitoring and oversight over the controls in the financial reporting process. The control deficiencies related to the Company’s failure to maintain a sufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with the Company’s structure and financial reporting requirements. Also, the control deficiencies resulted in having controls that were not effectively designed or maintained to sufficiently mitigate the risks of material misstatements including controls over the statement of cash flows, discontinued operations, journal entries, consolidation and classification of accounts in the consolidated financial statements. The deficiencies resulted in audit adjustments: for the interim period ended March 31, 2014 related to the cash flows presentation of certain noncash disclosures; for the year ended December 31, 2013 related to general and administrative, and cost of services revenue of the Company’s former subsidiaries Scomedica SAS, NexMed Europe SAS and NexMed Pharma SAS (the “French Subsidiaries”), deferred cost and research and development expense, accrued expenses as well as audit adjustments identified related to prepaid expenses and trade accounts payable, the presentation of earnings per share, presentation related to the sale of the BQ Kits, Inc. business, the cash flows presentation associated with the deconsolidation of the Company’s former French Subsidiaries, and certain income tax disclosures; for the year ended December 31, 2012 related to the identification of and accounting for an embedded derivative associated with the convertible note, presentation and disclosure related to the sale of the Bio-Quant business and associated cash flows and certain income tax disclosures. These material weaknesses and the Company’s remediation efforts are further described in Item 9A to the 2014 Form 10-K and the 2013 Form 10-K.
The previously identified material weaknesses have been remediated as of December 31, 2015 and the Company believes its remediation efforts have enhanced the overall effectiveness of its internal control over financial reporting, as well as its disclosure controls and procedures.
During the fiscal years December 31, 2014 and December 31, 2013 and the subsequent interim period prior to engaging BDO, neither the Company nor anyone on its behalf has consulted with BDO regarding (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that might be rendered on the Company's consolidated financial statements and, in the case of either (i) or (ii), a written report or oral advice that BDO concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues, or (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iv) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The following is a summary of the fees billed to the Company by BDO and PwC for professional services rendered for the fiscal years ended December 31, 2015 and 2014, respectively:

	BDO	PwC
	2015	2014
Audit Fees (1):	$340,000	$755,000
Other Fees:
Audit-Related Fees (2)	$—	$—
Tax Fees
Tax compliance (3)	$20,000	$53,000
Tax consulting (4)	$—	$29,000
All Other Fees (5)	—	—
Total Other Fees	$20,000	$82,000
Total All Fees	$360,000	$837,000
(1) Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s Quarterly Reports (together, the “Financial Statements”) and for services normally provided in connection with regulatory filings or engagements
(2) Consists of fees billed for assurance and related services reasonably related to the performance of the annual audit or review of the Financial Statements (defined above)
(3) Consists of fees billed for tax compliance
(4) Consists of fees billed for tax consulting
(5) Consists of fees billed for other products and services not described above
Pre-Approval Policies and Procedures
All audit and non-audit services provided by BDO must be pre-approved by the Audit Committee. BDO will provide the Audit Committee with an engagement letter during the first half of the fiscal year, outlining the scope of the proposed services and estimated fees for the fiscal year. Pre-approval may be given for a category of services, provided that (i) the category is reasonably narrow and detailed and (ii) the Audit Committee establishes a fee limit for such category. The Audit Committee may delegate to any other member of the Audit Committee the authority to grant pre-approval of permitted non-audit services to be provided by BDO between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services provided by PwC in fiscal 2014 and such services provided by BDO in fiscal 2015.
Required Vote
Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of share voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal. If our stockholders do not ratify the selection of BDO, our Board will consider the selection of BDO as well as other independent auditors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Compensation Discussion and Analysis beginning on page 13 of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and the Board made with respect to the compensation of our Named Executive Officers in 2015. The Board is asking stockholders to cast an advisory (non-binding) vote FOR the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our short and long-term plans.
For these reasons, the Board is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our Named Executive Officers.
Required Vote
Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of share voted “against” the proposal). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

BOARD OF DIRECTORS AND COMMITTEES AND CORPORATE GOVERNANCE
Meetings of the Board
During fiscal 2015, the Board met thirteen times. Each director attended at least 90% of the meetings of the Board and of the meetings of the committees of the Board on which they served during the periods that they served. Although we expect directors to attend each annual meeting of stockholders, we have no formal policy requiring attendance by directors at annual stockholder meetings. All of the members of the Board serving at the time of our 2015 annual meeting of stockholders, except for Kleanthis G. Xanthopoulos, Ph.D., attended the 2015 annual meeting of stockholders, in person or by telephone.
Committees of the Board
There are currently three active committees of the Board: the Audit Committee, the Corporate Governance/Nominating Committee and the Compensation Committee. Below are descriptions of our three active Board committees.
The Audit Committee regularly meets with our financial and accounting management and independent auditors and is responsible for the selection and engagement of the Company’s independent auditors. Additionally, the Audit Committee reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy of the internal accounting controls. The Audit Committee acts under a written charter, a copy of which is available on the Company’s website at www.apricusbio.com. The Audit Committee met six times in fiscal 2015, and as of the Record Date, consisted of, Paul V. Maier (Chair), Deirdre Y. Gillespie, M.D. and Rusty Ray, none of whom was an employee of the Company and each of whom met the applicable independence standards promulgated by the NASDAQ Marketplace and those of the Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Maier qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S-K.
The Corporate Governance/Nominating Committee makes recommendations to the Board regarding the election of directors, as well as providing guidance and oversight on matters relating to corporate governance. The Corporate Governance/Nominating Committee met two times in fiscal 2015, and as of the Record Date, consisted of Rusty Ray (Chair), Deirdre Y. Gillespie, M.D. and Paul V. Maier, none of whom was an employee of the Company and each of whom met the independence requirements of the NASDAQ Marketplace. The Corporate Governance/Nominating Committee acts under a written charter, which is available on our website at www.apricusbio.com. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director, and as of the Record Date we have not received any nominees for director from any stockholder or stockholder group for the Annual Meeting in accordance with the nominating procedures set forth in our Bylaws and the charter for our Corporate Governance/Nominating Committee.
The Compensation Committee determines compensation levels for our executive officers, implements incentive programs for officers, directors and consultants, and administers our equity compensation plans. The Compensation Committee held four meetings in fiscal 2015. As of the Record Date, the Compensation Committee consisted of Deirdre Y. Gillespie, M.D. (Chair), Sandford D. Smith and Wendell Wierenga, Ph.D., none of whom was an employee of the Company and each of whom met the independence requirements of the NASDAQ Marketplace. The Compensation Committee acts under a written charter, a copy of which is posted on the Company’s website at www.apricusbio.com. The Company’s independent compensation consultants as well as executive officers and management play important roles in making recommendations and formulating compensation plans for our employees, including the Named Executive Officers. The Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s various compensation plans, including the selection of participants, the determination of award levels and the approval of award documents to our non-officer employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Named Executive Officers. For fiscal 2015, the Compensation Committee retained Radford, An Aon Hewitt Company (“Radford”), to assist the Compensation Committee in evaluating our executive compensation program to ensure competitive compensation standards with other comparable biotechnology and pharmaceutical companies. This process enables us to benchmark our job functions and job levels within our specific industry sector and geography, and to obtain competitive salary data, to maintain a competitive salary structure. Compensation recommendations and performance assessments of Named Executive Officers from the Company’s Chief Executive Officer are also considered by the Compensation Committee in determining the total compensation packages for Named Executive Officers (excluding the Chief Executive Officer). The Chief Executive Officer is not present for any discussions relating to his compensation.
Director Nominations and Stockholder Communications
Our Corporate Governance/Nominating Committee considers candidates for the Board submitted in writing to the Chair of the committee. Candidates may be submitted by our executive officers, current directors, search firms engaged by the Committee, and subject to the conditions described below, by a stockholder. Information with respect to any proposed candidate shall be provided in writing to the Chair of the Corporate Governance/Nominating Committee at Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California 92130. A nominating stockholder shall provide evidence that he, she or it is a stockholder (including information relating to all shares deemed beneficially held by the nominating stockholder) and shall provide the name of the Board candidate(s), and such other information with respect to the nominee required under the rules and regulations of the SEC to be included in our proxy statement if such proposed candidate were to be included therein. In addition, the stockholder shall include a statement that the proposed candidate has no direct or indirect business conflict of interest with the Company, and otherwise meets our standards set forth below.
There are currently no specific, minimum or absolute criteria for Board membership. Candidates are evaluated based upon a number of factors, including but not limited to independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Committee does not alter its evaluation practices with regards to potential Board candidates recommended by a stockholder.
Any other stockholder communications intended for our management or the Board shall be submitted in writing to the Chair of the Corporate Governance/Nominating Committee (at the Company’s address provided in this proxy statement) who shall determine whether to forward the communication, in his or her discretion and considering the identity of the submitting stockholder and the materiality and appropriateness of the communication.
Director Independence
Our Board has determined that each of Drs. Xanthopoulos and Wierenga, and Messrs. Maier, Ray and Smith met the definitions of independence under the NASDAQ Marketplace Rules and Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, all of our directors, other than our Chief Executive Officer, Mr. Pascoe, are deemed to be independent.
Code of Ethics
We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Accounting Officer, and to all of our other officers, directors and employees. The Code of Ethics, as amended and restated, is available on the Corporate Governance section of the Investors page on our website at www.apricusbio.com. We intend to disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.
Board’s Role in Risk Oversight
Our Bylaws and corporate governance guidelines do not require that our Chairman of the Board and Chief Executive Officer positions be separate. Nevertheless, the position of Chairman of the Board and Chief Executive Officer are separate positions. Mr. Pascoe is our current Chief Executive Officer and Dr. Xanthopoulos is our current Chairman of the Board. The Board believes that this governance structure provides a necessary degree of independence between the Board and management.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including, but not limited to, risks relating to product candidate development, technological uncertainty, dependence on clients and collaborative partners, uncertainty regarding patents and proprietary rights, comprehensive government regulations, marketing or sales capability or experience, business integration and dependence on key personnel. Management is responsible for the day-to-day management of the risks we face, while our Board as a whole and through its committees, is responsible for the oversight of risk management. Our Board believes its administration of its risk oversight function has not affected its leadership structure.
Board oversight is conducted primarily through committees of the Board, including the Audit Committee, Compensation Committee and the Corporate Governance/Nominating Committee. However, the full Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility, in part, through reports by each committee chair regarding the committee’s considerations and actions. The Board also has the responsibility of ensuring compliance with the risk management processes designed and implemented by management, which it satisfies through reports directly from the officers responsible for oversight of particular risks within our Company. The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Compensation Committee Interlocks and Insider Participation
During the last completed fiscal year, no member of the Compensation Committee was a current or former officer or employee of the Company. None of our executive officers served as a member of the Compensation Committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Compensation Committee. None of our officers served as a director of another entity whose executive officers served on our Compensation Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.
EXECUTIVE OFFICERS
As of the date of this proxy, our current executive officers and their respective ages and positions are set forth in the following table.

Name	Age	Position
Richard W. Pascoe	52	Chief Executive Officer, Secretary and Director
Barbara Troupin, M.D., M.B.A.	48	Senior Vice President, Chief Medical Officer
Brian T. Dorsey	47	Senior Vice President, Chief Development Officer
Neil Morton	40	Senior Vice President, Chief Business Officer
Richard W. Pascoe is our Chief Executive Officer, Secretary and a member of the Board. See “Election of Class II Directors - Class II Directors Continuing in Officer until 2018” above for a discussion of Mr. Pascoe’s business experience.
Barbara Troupin, M.D., M.B.A. has been our Senior Vice President, Chief Medical Officer since December 2014. Dr. Troupin has held various senior management roles with VIVUS, Inc. in medical affairs and clinical development from 2006 until 2014. In these roles, Dr. Troupin was the lead clinician for the Phase 3 program for Qsymia, was the lead contributor for all medical review of the Qsymia New Drug Application and was the lead medical presenter at the successful Qsymia FDA Advisory Committee Meeting. Prior to this, Dr. Troupin held Medical Director positions at the Profil Institute for Clinical Research and Radiant Research, both contract research organizations. Dr. Troupin received her M.D. from the University of Pennsylvania School of Medicine and her M.B.A. from the Wharton School of Business. In light of the Company’s decision to deprioritize its pipeline assets, Dr. Troupin and the Company entered into an employment transition agreement on April 13, 2016, pursuant to which Dr. Troupin’s employment with the Company will terminate effective as of May 31, 2016.
Brian T. Dorsey has been our Senior Vice President, Chief Development Officer since December 2014. Mr. Dorsey has served in the pharmaceutical and biotechnology industries for over 20 years where he has provided high-level drug development, regulatory and QC/QA leadership of pharmaceutical candidates from early development to FDA approval. He has held various senior management roles with pharmaceutical companies, most recently at Pernix Therapeutics as Senior Vice President Pharmaceutical Development from April 2013 to September 2014. Mr. Dorsey held managerial positions of increasing responsibility at Somaxon Pharmaceuticals from 2005 to 2013, and before that at Baxter Bioscience and Pfizer Global Research and Development. Mr. Dorsey received his Master of Science in Executive Leadership and his B.A. in Chemistry from the University of San Diego.
Neil Morton has been our Senior Vice President, Chief Business Officer since April 2016. From March 2014 through March 2016, Mr. Morton served as our Vice President, Business Development. Mr. Morton brings to the Company a successful track record in business development in specialty pharmaceuticals, most recently serving as the Executive Director of Business Development at Auxilium Pharmaceuticals Inc. from July 2009 to March 2014, where he successfully led their efforts to build a pipeline of men’s health products. Prior to Auxilium Pharmaceuticals, he served in business development and marketing roles at King Pharmaceuticals from July 2002 to April 2009, attaining the position of Senior Director, Commercial Development. Mr. Morton received his M.B.A. degree from the Babcock Graduate School of Management at Wake Forest University and his B.A. degree in biology from Bucknell University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The following compensation discussion and analysis describes the material elements of compensation earned in fiscal 2015 by each of the current or former executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “Named Executive Officers.” Our Named Executive Officers with respect to the fiscal year that ended on December 31, 2015 were Richard W. Pascoe, Chief Executive Officer, Secretary and Director, Barbara Troupin, M.D., M.B.A., Senior Vice President, Chief Medical Officer, and Brian T. Dorsey, Senior Vice President, Chief Development Officer.
Objectives of Our Executive Compensation Program
The Compensation Committee believes that executive compensation should be directly linked both to corporate performance and the achievement of objectives that are designed to increase stockholder value. In furtherance of this goal, the Compensation Committee has established the following objectives as a foundation for compensation decisions:

•	provide a competitive total compensation package that generally targets the 50th percentile among our peer companies;

•	attract and retain highly qualified executives with the skills and experience required for the achievement of our business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•
promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives and rewards with the creation of stockholder value.
The Compensation Committee has historically focused on compensating executive officers, including Named Executive Officers, with three compensation components: base salary, annual cash incentives and equity-based compensation. The Compensation Committee believes that cash compensation in the form of base salary and an annual cash incentive provides our executives with short-term rewards for success in annual operations, and that long-term compensation through the award of stock options and other equity awards aligns the long term corporate performance objectives of management with those of our stockholders.
2015 Corporate Performance
Our Company’s 2015 accomplishments, guided by our Named Executive Officers (as defined below), included, among other things, the following:

•	initiated and completed enrollment in its fispemifene Phase 2b clinical trial for the treatment of symptomatic male secondary hypogonadism;

•	according to IMS Midas, over 633,000 Vitaros® units sold in Europe in 2015 through November;

•
Vitaros® monthly sales in Europe tracked on a 111,000 monthly unit run rate, which is expected to grow in both existing markets and new markets with additional launches throughout 2016 by our commercialization partners;

•	completed and reported top-line data on the Phase 2a clinical trial of RayVa for Raynaud's Phenomenon secondary to scleroderma;

•	licensed the U.S. development and commercialization rights for Vitaros from Allergan plc; and

•	expanded Vitaros partnerships to include parts of Asia, Eastern Europe and Latin America.

2015 Compensation Programs and Decisions
In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our Named Executive Officers for 2015 reflected our corporate results and overall compensation philosophy:

•
Cash Compensation at or Below Median Level of Peers: The increases to our Named Executive Officers’ base salaries during 2015 were modest, and our Named Executive Officers’ target cash compensation remained at or below the median level relative to our peer group of companies, with base salaries remaining below the median.

•
Pay-for-Performance Annual Incentives: For 2015, our Company focused on certain key business development objectives and objectives related to the optimization of the Vitaros business, business development and operational goals. Our compensation program for 2015 was designed to support the Company’s focus on these areas and together achievement in these areas represented 100% of our Named Executive Officers’ total bonus opportunity. Based on corporate performance in these areas during 2015, as summarized above, our Compensation Committee determined that our executive officers should be paid their bonuses at 75% of the targeted levels. In addition, our Compensation Committee determined that one-half of each of our Named Executive Officer’s bonus would be paid in the form of restricted stock units (“RSUs”), which will vest in February 2017, subject to the Named Executive Officer’s continued employment through such date. The annual bonuses awarded to our Named Executive Officers for 2015 are discussed below under “Annual Cash Incentive.”

•
Continued Use of Performance-Based Stock Options Granted in 2015: Our Compensation Committee continued its practice of ensuring that a substantial portion of our Named Executive Officers’ total compensation is awarded in the form of long-term equity incentive awards. As in years past, the annual award was granted in the form of stock options, which are inherently performance-based as they provide value to our executives only if our stock price increases. For 2015, the Compensation Committee also granted a portion of the annual award in the form of performance-based stock options to Messrs. Pascoe, Martin and Cox, the vesting of which is tied to the achievement of key clinical objectives. The long-term equity incentive awards granted to our Named Executive Officers during 2015 are discussed below under “Equity Compensation.”

In light of the Company’s overall performance during 2015, the Compensation Committee believes that the Named Executive Officers’ 2015 compensation was appropriate.
Executive Compensation Best Practices
We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. The following practices and policies we believe are in line with current best practices for aligning executive and shareholder interests and sound corporate governance practices:

Compensation Practice	Apricus Policy
Pay for Performance	YES
We link pay to performance and stockholder interests by heavily weighting total target direct compensation to the achievement of strong stock price performance and a balanced mix of performance metrics established in advance by our Compensation Committee.

Annual “Say on Pay” Vote	YES
We seek an annual non-binding advisory vote from our shareholders to approve the executive compensation programs disclosed in our Compensation Discussion and Analysis, tabular disclosure and related narrative in our proxy statement.

Independent Compensation Consultant	YES	The Compensation Committee retains an independent compensation consultant.
Annual Compensation Risk Assessment	YES	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
Limited Perquisites	YES	We provided very limited perquisites to our Named Executive Officers in 2015.
Guaranteed Base Salary Increases or Bonuses	NO	We do not guarantee base salary increases or provided guaranteed minimum annual bonuses.
Tax Gross-ups	NO	We do not provide tax gross ups to our executives for “excess parachute payments.”
Repricing or Exchange of Underwater Stock Options	NO	We prohibit option repricing without stockholder approval.
Single Trigger Change in Control Severance	NO
We do not allow for single-trigger payment of cash severance benefits upon a change in control. Rather, we require double-trigger (or both a change in control and termination of executive’s employment) before any cash severance benefits are paid.

Roles in Determining Compensation
Compensation Committee
The Board has delegated to the Compensation Committee the responsibility to ensure that total compensation paid to our executive officers, including the Named Executive Officers, is consistent with our compensation policy and objectives.
The Compensation Committee draws on a number of resources, including input from executive officers, including the Chief Executive Officer, its independent compensation consultant and review of data on peer companies, to make decisions regarding the Company’s executive compensation program. The Compensation Committee retains discretion over base salary, annual cash bonus, equity compensation and other compensation considerations. The Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, operational performance and business responsibilities. In addition, the Compensation Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.
In the first quarter of each year, the Compensation Committee reviews the performance of each of our Named Executive Officers during the previous year. At this time the Compensation Committee also reviews our performance relative to the corporate performance objectives set by the Board for the year under review and makes the final annual incentive payment determinations based on our performance and the Compensation Committee’s evaluation of each Named Executive Officer’s performance for the year under review, if applicable. In connection with this review, the Compensation Committee also reviews and adjusts, as appropriate, annual base salaries for our Named Executive Officers and grants, as appropriate, additional stock option awards to our Named Executive Officers and certain other eligible employees for the then-current fiscal year.
During the fourth quarter of each year our Compensation Committee also reviews the corporate performance objectives for purposes of our annual incentive program for the following year, with such objectives historically being recommended to the full Board for approval. Our Chief Executive Officer, with the assistance and support of our human resources department, aids the Compensation Committee by providing annual recommendations regarding the compensation of all of our Named Executive Officers, other than himself. The Compensation Committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to our compensation programs and practices generally. The Compensation Committee considers, but is not bound to accept, the Chief Executive Officer’s recommendations with respect to Named Executive Officer compensation. In the beginning of each year, our Named Executive Officers work with our Chief Executive Officer to establish their individual performance goals for the year, if applicable, based on their respective roles within the Company.
Chief Executive Officer
The Chief Executive Officer attends Compensation Committee meetings and works with the Compensation Committee Chair and the compensation consultant to (1) establish individual and Company performance goals for executive officers, excluding the Chief Executive Officer, at the beginning of each year and (2) develop compensation recommendations for executive officers, excluding the Chief Executive Officer, based upon individual and Company performance goals for the current year and individual merit. The Chief Executive Officer’s recommendations are then submitted to the Compensation Committee for review and consideration without the Chief Executive Officer present. The Chief Executive Officer is not present for deliberations and decisions made regarding his compensation.
Compensation Consultant
For 2015 the Compensation Committee retained the services of an external compensation consultant, Radford. The mandate of the consultant was to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design and benchmarking with the Company’s peers in the industry. The Compensation Committee, after a review of the factors set forth in Section 10C-1 of the Exchange Act, determined that there was no conflict of interest in retaining Radford during 2015. Radford has not provided any other services to us during 2015 beyond their engagement as an advisor to the Compensation Committee.
Competitive Market Benchmarking
For purposes of setting 2015 executive compensation, the Compensation Committee worked with Radford to establish a list of peer companies for purposes of benchmarking our compensation practices. While, in general, the Compensation Committee strives to set target total target compensation for our Named Executive Officers to be at the 50th percentile among our peer group, the Compensation Committee does not establish compensation levels solely based on benchmarking. Instead, our Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing our performance and carefully evaluating a Named Executive Officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value.
In addition, the Compensation Committee refers to compensation information for comparable companies in making its executive compensation decisions. The peer companies used in determining compensation actions in the 2015 fiscal year were selected by the Compensation Committee with input from Radford on the basis of their similarity to us in terms of competition for talent, phase of development or stage of commercialization (target range for peer group of Phase I, II, III lead candidate or later, including marketed drugs), market capitalization (less than $300 million), minimal product revenues and number of employees (less than 100). As of January 2015, we ranked at the 70th percentile of our 2015 peer group with respect to revenues and the 30th percentile of our 2015 peer group with respect to market capitalization.
The list of peer companies used in determining compensation actions in 2015 consisted of the following 21 publicly-traded companies in the pharmaceutical and biotechnology industries:

●	Adamis Pharmaceuticals	●	MediciNova
●	Alexza Pharmaceuticals	●	MEI Pharma
●	Celladon	●	Ocera Therapeutics
●	CEL-SCI	●	Pain Therapeutics
●	ChemoCentryx	●	Repros Therapeutics
●	Cytokinetics	●	Sophiris Bio
●	Evoke Pharma	●	Stemline Therapeutics
●	Fate Therapeutics	●	Sunesis Pharmaceuticals
●	KaloBios Pharmaceuticals	●	Threshold Pharmaceuticals
●	Lipocine	●	Vical
●	Mast Therapeutics
We expect that the Compensation Committee will continue to review comparable company data in connection with setting the compensation we offer our Named Executive Officers to help ensure that our compensation programs are competitive and fair.
We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our Compensation Committee does not have any formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. Because we are an early stage company, we generally pay a higher portion of compensation in the form of equity. The compensation levels of the Named Executive Officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the Compensation Committee’s and the Board’s assessment of our Chief Executive Officer’s significant role and responsibilities within our Company, there are significant compensation differentials between him and our other Named Executive Officers.
Implementation of Objectives
In fiscal 2015, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	base salary;

•	annual cash incentive;

•	equity compensation; and

•	employee benefit program.
Base Salary
Overview
In general, base salaries for our Named Executive Officers are approved by the Compensation Committee and are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and market pay levels. Base salaries of our Named Executive Officers are approved and reviewed annually by our Compensation Committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the Compensation Committee believes that other elements of the Named Executive Officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.
In January 2015, the Compensation Committee approved a base salary increase for Mr. Pascoe of 7% to the level shown in the table below. This base salary increase was intended to bring Mr. Pascoe’s base salary closer in line with the 50th percentile of our peer companies (although it remained below such level even after the increase) and to reward strong performance during 2014.
The base salaries for Dr. Troupin and Mr. Dorsey were set by the Compensation Committee in connection with their commencement of employment in December 2014 and are also below the 50th percentile of our peer companies.

On March 15, 2016, the Compensation Committee approved base salary increases for Mr. Pascoe, Dr. Troupin and Mr. Dorsey, effective April 1, 2016.The following table shows the 2015 salaries for our Named Executive Officers as well as the increased salaries for fiscal 2016:

		Annual Base Salary
Name	Title	2016	2015
Richard W. Pascoe	Chief Executive Officer, Secretary and Director	$487,396	$473,200
Barbara Troupin, M.D., M.B.A.	Senior Vice President, Chief Medical Officer	$334,750	$325,000
Brian T. Dorsey	Senior Vice President, Chief Development Officer	$319,300	$310,000
Annual Cash Incentive
Overview
The Company also provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall Company performance in a given year. Corporate goals are established by the Compensation Committee with input from senior management and approved by the full Board. The target annual cash bonus amounts relative to base salary vary depending on each executive’s accountability, scope of responsibilities and potential impact on the Company’s performance.
The Compensation Committee considers the Company’s overall performance for the preceding fiscal year in deciding whether to award a bonus and, if one is to be awarded, the amount of the bonus. The annual cash bonus for each executive officer is based 100% on overall Company performance. The Compensation Committee retains the ability to apply discretion in making adjustments to the final bonus payouts.
At the end of each fiscal year, corporate performance is measured and a percentage of target is fixed, which then determines which annual bonus incentives are to be paid to executive officers. For fiscal year 2015, the Compensation Committee determined the percentage attainment of performance goals for the Company to be 75%. Based on this percentage of Company performance, and because the Named Executive Officers’ bonuses are weighted 100% based on overall Company performance, the 2015 bonuses for Mr. Pascoe, Dr. Troupin, and Mr. Dorsey were equal to 75% of their respective target bonuses.
The following table sets forth the target bonus for each of the Named Executive Officers for fiscal 2015 and the resulting incentive payout, based on the level of achievement of the 2015 corporate goals:

Name	Title	Fiscal Year 2015 Incentive Bonus Rate at Target	2015 Evaluation of Company Performance	Final Ratio Incentive Bonus/ Base	Portion of Fiscal 2015 Incentive Bonus Award Paid in Cash (1)
Richard W. Pascoe	Chief Executive Officer, Secretary and Director	50%	75%	38%	$88,555
Barbara Troupin, M.D., M.B.A.	Senior Vice President, Chief Medical Officer	40%	75%	30%	$48,750
Brian T. Dorsey	Senior Vice President, Chief Development Officer	40%	75%	30%	$46,500

(1)
Represents the portion of the 2015 bonus paid in cash to the above officers. At the discretion of the Company’s Compensation Committee, RSUs were granted in satisfaction of one-half of the executives’ 2015 bonus awards. The RSUs were granted on March 15, 2016 under the Company’s 2012 Stock Long Term Incentive Plan. The number of RSUs issued to each executive was determined by dividing the portion of the annual bonus to be paid in the form of RSUs (Mr. Pascoe: $88,555; Dr. Troupin: $48,750; and Mr. Dorsey: $46,500) by the closing price of the Company’s common stock on the date of grant ($1.11). The RSUs will vest on February 15, 2017, subject to the executive’s continued employment with the Company through such vesting date.

Achievement of Goals and Relationship to Compensation Awarded
The evaluation of Company performance for 2015 bonus purposes was based on the achievement, or failure to achieve, a set of weighted performance goals. The Compensation Committee assessed the overall Company goals and determined a weighted achievement of 75%. The Company’s 2015 performance goals included (1) establishment of RayVa proof-of-concept (weighted at 20%), (2) initiation of the fispemifene development program (weighted at 40%), (3) ending 2015 with one year of operating capital (weighted at 20%), and (4) several key initiatives around the further development and commercialization of Vitaros (20% weighting). In awarding a 75% achievement level for 2015, the Compensation Committee awarded partial credit for the first objective as a result of patient enrollment in the Phase 2b clinical trial, full credit for the second objective, partial credit for the third objective as a result of the operating capital on-hand at the end of the year and partial credit for the fourth objective as a result of Vitaros revenues and certain processes to further enhance the product’s stability profile.
Equity Compensation
Overview
The Compensation Committee considers equity incentives to be important in aligning the interests of our executive officers with those of our stockholders. As part of our pay-for-performance philosophy, the Company’s compensation program tends to emphasize the long-term equity award component of total compensation packages paid to our executive officers.
Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2015, while our Compensation Committee reviewed competitive market data prepared by Radford in connection with its grant of long-term equity incentive awards to the Named Executive Officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
To reward and retain our Named Executive Officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.
We use stock options to compensate our Named Executive Officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of options are typically approved by the Compensation committee during the first quarter of each year. While we intend that the majority of stock option awards to our employees be made pursuant to initial grants or our annual grant program, the Compensation Committee retains discretion to make stock option awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee.
The exercise price of each stock option grant is the fair market value of our Common Stock on the grant date. Time-based stock option awards granted to our Named Executive Officers generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. From time to time, our Compensation Committee may, however, determine that a different vesting schedule is appropriate. Commencing in 2014, our Compensation Committee also granted performance-based stock option agreements to our Named Executive Officers as a part of the annual grant program to further tie executive compensation with long-term stockholder interests and Company performance. For a description of certain accelerated vesting provisions applicable to such options, see “Payments Upon Termination or Change in Control” below. We do not have any stock ownership requirements for our Named Executive Officers.
2015 Awards Granted- Time-Based and Performance-Based Stock Options
In January 2015, the Compensation Committee awarded annual stock option awards to Mr. Pascoe, Dr. Troupin, and Mr. Dorsey based on its review of the foregoing factors and comparable company information. These awards are described in detail in the “Grants of Plan-Based Awards Table” below. Of the stock options granted to Mr. Pascoe, Dr. Troupin and Mr. Dorsey, 33.3%, 100% and 100%, respectively, were subject to performance-based vesting (calculated by comparing the number of shares of the Company’s common stock subject to performance-based options as compared to the total number of shares of the Company’s common stock subject to all of the options granted to our Named Executive Officers). The stock options that are subject to time-based vesting are subject to our standard four-year vesting schedule described above. The stock options that are subject to performance-based vesting are subject to three performance objectives, each of which was designed to align the Named Executive Officer’s interests and long-term equity compensation opportunities to key corporate performance objectives:

•	LPO in Phase 3 Program. Initiation of last patient out in a Phase 3 development program before December 31, 2017. The awards will vest in full upon achievement of goal.

•
Fispemifene Phase 2b. Completion of fispemifene Phase 2b clinical trial in secondary hypogonadism by June 30, 2016, the results of which support moving into Phase 3 trials. The awards will vest in full upon achievement of goal.

•	RayVa NDA. Completion of the filing of an NDA for RayVa occurs on or before December 31, 2017. The awards will vest in full upon achievement of goal.
The Compensation Committee’s determination regarding each Named Executive Officer’s annual award amount was not based on any quantifiable factors, but instead was based on the Compensation Committee’s subjective analysis of the award levels the Compensation Committee deemed appropriate for each executive in light of various factors, including the fact that each executive’s base salary remained below the 50th percentile for the Company’s peer group for 2015. The final award levels, however, were entirely based on the Compensation Committee’s subjective analysis of these general factors and internal pay equity considerations.
2014 Awards- Certain Achieved and Vested in 2015
In February 2014, Mr. Pascoe was granted stock options subject to performance-based vesting. These performance-based stock options were subject to three performance objectives, each of which was designed to align his interests and long-term compensation opportunity to key corporate objectives:

•
Shareholder Return. Relative shareholder return of Company common stock measured against the NASDAQ Biotechnology Index (“NBI”). Apricus return must exceed NBI return over the period from grant date through December 31, 2015. The stock option will vest as to 50% of the shares subject to the option on achievement of the performance goal and then vest monthly thereafter over the next two years. The performance objective for these options was not achieved and, as a result, these options were forfeited on December 31, 2015.

•
Pipeline Build. Initiation by December 31, 2015 of at least two Phase 2 (or later) clinical studies of Board-approved assets. Vesting with respect to 25% of the shares subject to the option to be effective on the first patient enrolled in each of the two trials, with another 50% of the shares (25% per study) subject to the option to vest monthly over a two-year period following the enrollment of the first patient.

In December 2014, the Company announced its first patient enrollment in its Phase 2a clinical trial for RayVa in patients with Raynaud’s Phenomenon. As a result, 25% of the shares subject to this option vested in the fourth quarter of 2014 and a portion will continue to vest monthly until fully vested in December 2016.
In May 2015, the Company announced its first patient enrollment in its Phase 2b clinical trial for fispemifene in men with symptomatic secondary hypogonadism. As a result, 25% of the shares subject to this option vested in the second quarter of 2015 and a portion will continue to vest monthly until fully vested in May 2017.

•
Room Temperature Product. Secure first approval by December 31, 2016 of room temperature formulation/device for Vitaros. The stock option will vest as to 50% of the shares subject to the option on achievement of the performance goal and then vest monthly thereafter over the next two years.

The foregoing performance objective has not yet been achieved and these options remain eligible to vest.
Employee Benefit Program
Executive officers, including the Named Executive Officers, are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.
Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which eligible employees can begin to participate immediately upon employment. The 401(k) Plan elective deferrals and employer contributions are subject to compensation limitations and annual maximum contribution limits as governed by Internal Revenue Service. Employees are eligible to defer up to 100% of compensation and the Company makes safe harbor matching contributions of 100% match of first 3% of compensation contributed, then 50% match of next 2% of compensation contributed.
Payments Upon Termination or Change In Control
We have entered into employment agreements with each of the Named Executive Officers. These agreements set forth the individual’s base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Executive Compensation section. All employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although our agreements with our Named Executive Officers provide that they would be eligible for severance benefits in certain circumstances following a termination of employment without cause. Our Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives. The severance benefits upon termination or change in control for our Named Executive Officers who were employed by the Company on December 31, 2015 are described in the “Potential Payments Upon Termination or Change in Control” table.
Richard W. Pascoe
On March 18, 2013, we entered into an employment agreement with Richard W. Pascoe when he became the Chief Executive Officer of the Company. The agreement provides that if Mr. Pascoe’s employment ends due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus has been met, the average of any bonus paid during each of the three most recent fiscal years prior to termination, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law) for 12 months.
If Mr. Pascoe’s employment is terminated in connection with his death or a permanent disability, Mr. Pascoe or his estate is entitled to a pro rata bonus for the calendar year in which such termination occurs, equal to the bonus he would have received, to the extent all criteria for such a bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), for the calendar year of termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata bonus shall be paid at the same time as the bonus would have been paid had Mr. Pascoe remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the bonus is payable. Mr. Pascoe is also entitled to receive any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus shall be paid at the same time as the bonus would have been paid had he remained employed by the Company through the date of payment. Additionally, all of his outstanding but unvested equity awards shall vest immediately and the expiration date for all such equity awards shall be extended so that they expire one year after termination due to death or permanent disability.
In the event that Mr. Pascoe suffers an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination he will also be entitled to severance benefits. These include (i) the Company shall pay to Mr. Pascoe in one lump sum an amount equal to the greater of (A) 12 months of the salary that he was receiving immediately prior to the termination or (B) 12 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Pascoe in one lump sum (A) any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of the average bonus paid by the Company to him for services during each of the three most recent fiscal years (or such shorter period of time during which he was eligible for a bonus) prior to the date of the termination; (iii) full acceleration of the vesting of all equity awards held by Mr. Pascoe at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 12 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, the performance-based stock options granted to Mr. Pascoe in February 2014 and 2015 will vest upon the occurrence of a change in control.
If he is terminated for cause at any time or resigns under circumstances that do not constitute an involuntary termination, then Mr. Pascoe shall not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting. He will receive payment for all salary accrued as of the date of termination of employment.
Barbara Troupin, M.D., M.B.A.
On December 12, 2014, we entered into an employment agreement with Barbara Troupin, M.D. On April 13, 2016, we entered into an employment transition agreement with Dr. Troupin that superseded her employment agreement. The employment agreement provided that if Dr. Troupin’s employment ended due to an involuntary termination, as such term is defined in her employment agreement, she would have received, in a lump sum payment, 12 months of her annual base salary in effect on the date of termination, any unpaid bonus for the calendar year preceding her termination, to the extent that the criteria for the bonus had been met, the average of any bonus paid during each of the three most recent fiscal years prior to termination (with any bonus for a partial year of employment annualized for such purpose), full acceleration and vesting of her unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to her immediately prior to the termination (as provided under COBRA or other applicable law) for 12 months.

The employment agreement provided that if Dr. Troupin’s employment was terminated in connection with her death or a permanent disability, Dr. Troupin or her estate would have been entitled to a pro rata target bonus for the calendar year in which such termination occurs. Dr. Troupin would also have been entitled to receive any accrued but unpaid bonus for the calendar year preceding her termination, to the extent that all criteria for such bonus had been met (with the exception of the requirement that she be employed on the date the bonus is to be paid). Such bonus amounts would have been paid in cash in a lump sum following the effectiveness of a general release of claims (or, in the event of her death, within five days following the date of death). Additionally, all of her outstanding but unvested equity awards would have vested immediately and the expiration date for all such equity awards would have been extended so that they expired one year after termination due to death or permanent disability.
Under the employment agreement, in the event that Dr. Troupin suffered an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of her termination she would have also been entitled to severance benefits. These include (i) the Company would have paid to Dr. Troupin in one lump sum an amount equal to the greater of (A) 12 months of the salary that she was receiving immediately prior to the termination or (B) 12 months of the salary that she was receiving immediately prior to the change of control; (ii) the Company would have paid to Dr. Troupin in one lump sum (A) any unpaid bonus for the calendar year preceding her termination, to the extent that all criteria for such bonus had been met (with the exception of the requirement that she be employed on the date the bonus is to be paid), plus (B) 100% of the average bonus paid by the Company to her for services during each of the three most recent fiscal years (or such shorter period of time during which she was eligible for a bonus) prior to the date of the termination; (iii) full acceleration of the vesting of all equity awards held by Dr. Troupin at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to her immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 12 months following the termination or the date upon which she is no longer eligible for such COBRA or other benefits under applicable law. In addition, the performance-based stock options granted to Dr. Troupin in February 2015 would have vested upon the occurrence of a change in control.
Under the employment agreement, if she was terminated for cause at any time or voluntarily resigns under circumstances that do not constitute an involuntary termination, then Dr. Troupin would not have been entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting. She would have received payment for all salary accrued as of the date of termination of employment.
Pursuant to the employment transition agreement, which superseded the employment agreement, Dr. Troupin’s employment with the Company will terminate effective as of May 31, 2016. Pursuant to the employment transition agreement, following her termination of employment and subject to her execution of a general release of claims, Dr. Troupin will be entitled to receive certain severance benefits, including the payment of her annual base salary, an amount equal to her annual bonus for 2015, six months of continued health benefits at Company expense, and full acceleration of all of her outstanding equity awards.
Brian T. Dorsey
On December 1, 2014, we entered into an employment agreement with Brian T. Dorsey. The agreement provides that if Mr. Dorsey’s employment ends due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination (with any bonus for a partial year of employment annualized for such purpose), to the extent that the criteria for the bonus has been met, the average of any bonus paid during each of the three most recent fiscal years prior to termination, and full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) for 12 months.
If Mr. Dorsey’s employment is terminated in connection with his death or a permanent disability, Mr. Dorsey or his estate is entitled to a pro rata target bonus for the calendar year in which such termination occurs. Mr. Dorsey is also entitled to receive any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus amounts shall be paid in cash in a lump sum following the effectiveness of a general release of claims (or, in the event of his death, within five days following the date of death). Additionally, all of his outstanding but unvested equity awards shall vest immediately and the expiration date for all such equity awards shall be extended so that they expire one year after termination due to death or permanent disability.
In the event that Mr. Dorsey suffers an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination he will also be entitled to severance benefits. These include (i) the Company shall pay to Mr. Dorsey in one lump sum an amount equal to the greater of (A) 12 months of the salary that he was receiving immediately prior to the termination or (B) 12 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Dorsey in one lump sum (A) any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of the average bonus paid by the Company to him for services during each of the three most recent fiscal years (or such shorter period of time during which he was eligible for a bonus) prior to the date of the termination; (iii) full acceleration of the vesting of all equity awards held by Mr. Dorsey at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 12 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, the performance-based stock options granted to Mr. Dorsey in February 2015 will vest upon the occurrence of a change in control.
If he is terminated for cause at any time or if he voluntarily resigns under circumstances that do not constitute an involuntary termination, then Mr. Dorsey shall not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He will receive payment for all salary accrued as of the date of termination of employment.
Response to 2015 Say on Pay Vote
In May 2015, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our Named Executive Officers, with over 92% of stockholder votes cast in favor of our 2015 say-on-pay resolution (excluding abstentions and broker non-votes). As we have evaluated our compensation practices and talent needs since that time, we were mindful of the support our stockholders expressed for our compensation philosophy. As a result, the Compensation Committee has decided to generally retain our existing approach to executive compensation for our continuing executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives for corporate and individual performance, and a continuing emphasis on performance-based equity awards.
In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our stockholders at our 2011 annual meeting. Accordingly, the Board determined that we will hold an advisory stockholder vote on the compensation of our Named Executive Officers every year until the next say-on-pay frequency vote. Accordingly, we have included Proposal 3 related to a stockholder advisory vote on the compensation of our Named Executive Officers in this proxy statement.
Tax and Accounting Considerations
Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Compensation Committee may consider our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Compensation Committee may consider the requirements and impact of Section 162(m) of the Internal Revenue Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. In setting compensation for executive officers, the deductibility of the compensation under Section 162(m) is only one factor that is weighed and compensation in excess of these limits may be granted, particularly while the Company is in a net operating loss position and is not currently paying income taxes.
Accounting for Share-Based Compensation. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, we are required to estimate the value for each award of equity compensation at the measurement date using the fair value method and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.
Compensation Committee Report
The Company’s Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 407(e)(5) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee of the Board of Directors:

Sandford D. Smith (Chair)
Wendell Wierenga, Ph.D.
Kleanthis G. Xanthopoulos, Ph.D.

Summary Compensation Table
The following table sets forth the compensation paid by us during the years ended December 31, 2015, 2014 and 2013 to (1) our principal executive officer during fiscal year 2015 and (2) the other two most highly paid executive officers who were serving as executive officers as of December 31, 2015:

Name and Position	Year	Salary	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation	Total
Richard W. Pascoe, Chief Executive Officer, Secretary and Director (1)	2015	$473,200	$342,413	$88,555	$13,124	$917,292
	2014	$453,615	$463,307	$170,106	$11,036	$1,098,064
	2013	$335,342	$1,427,400	$142,521	$10,597	$1,915,860
Barbara Troupin, M.D., M.B.A., Senior Vice President, Chief Medical Officer (2)	2015	$325,000	$—	$48,750	$62,938	$436,688
	2014	$1,250	$242,335	$375	$—	$243,960
Brian T. Dorsey, Senior Vice President, Chief Development Officer (3)	2015	$310,000	$—	$46,500	$12,938	$369,438
	2014	$11,923	$236,132	$3,577	$54,331	$305,963

(1)
Mr. Pascoe joined the Company effective March 18, 2013. In 2015, all other compensation includes $10,600 for the Company’s matching and profit sharing contribution to the 401(k) plan and $2,524 in life insurance premiums.

(2)
Dr. Troupin joined the Company effective December 12, 2014. Dr. Troupin’s all other compensation in 2015 includes $50,000 in relocation expenses, $10,600 for the Company’s matching and profit sharing contribution to the 401(k) plan and $2,338 in life insurance premiums.

(3)
Mr. Dorsey joined the Company effective December 1, 2014. Mr. Dorsey’s all other compensation in 2015 includes $10,600 for the Company’s matching and profit sharing contribution to the 401(k) plan and $2,338 in life insurance premiums.

(4)
Represents the grant-date fair value of equity awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of valuation assumptions for stock-based compensation, see note 8 to the Company’s audited financial statements filed with our annual report on Form 10-K for the year ended December 31, 2015. These figures do not reflect the amortized compensation expense or value received by the officer in the year indicated or that may be received by the officer with respect to such equity awards. With respect to the performance-based options granted to Mr. Pascoe, Dr. Troupin and Mr. Dorsey during 2015, the amounts in these columns include the grant-date fair value of such stock option awards based upon the probable outcome of such conditions, of which none were deemed probable. The full grant date fair value of such performance-based stock options, assuming full achievement of the performance conditions to which such stock options are subject, is as follows: Mr. Pascoe, $137,550; Dr. Troupin, $45,850; and Mr. Dorsey, $45,850.

(5)
Represents the portion of the 2015 bonus paid in cash made to the above officers. For 2015, at the discretion of the Company’s Compensation Committee, RSUs were granted in satisfaction of one-half of the executives’ 2015 bonus awards. The RSUs were granted on March 15, 2016 under the Company’s 2012 Stock Long Term Incentive Plan. The number of RSUs issued to each executive was determined by dividing the portion of the annual bonus to be paid in the form of RSUs (Mr. Pascoe: $88,555; Dr. Troupin: $48,750; and Mr. Dorsey: $46,500) by the closing price of the Company’s common stock on the date of grant ($1.11). The RSUs will vest on February 15, 2017, subject to the executive’s continued employment with the Company through such vesting date, and therefore are not listed above as compensation during 2015.

Grants of Plan-Based Awards
The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers during fiscal 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards		Option Awards: Number of Securities Underlying Options Granted (2)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Richard W. Pascoe	1/29/2015	$—	$236,600	$—	—		300,000	$1.43	$342,413
	1/29/2015				45,000	(4)	—	$1.43	$—
	1/29/2015				60,000	(5)	—	$1.43	$—
	1/29/2015				45,000	(6)	—	$1.43	$—
Barbara Troupin, M.D., M.B.A.	1/29/2015	$—	$130,000	$—	15,000	(4)	—	$1.43	$—
	1/29/2015				20,000	(5)	—	$1.43	$—
	1/29/2015				15,000	(6)	—	$1.43	$—
Brian T. Dorsey	1/29/2015	$—	$124,000	$—	15,000	(4)	—	$1.43	$—
	1/29/2015				20,000	(5)	—	$1.43	$—
	1/29/2015				15,000	(6)	—	$1.43	$—

(1)	Represents the target bonus awards under our annual incentive plan as described above under “Annual Cash Incentive.”

(2)
Except as otherwise noted, all stock options have a term of ten years from the date of grant and vest over four years, with 25% of the shares subject to the options vest on the first anniversary of the date of grant and the remainder vest in 36 monthly thereafter. For a description of the accelerated vesting provisions applicable to the stock options granted to the Named Executive Officers, see “Payments Upon Termination or Change in Control” above.

(3)
This column reflects the aggregate grant date fair value of equity awards granted in 2015 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. For a discussion of valuation assumptions for stock-based compensation, see note 8 to the Company’s audited financial statements filed with our annual report on Form 10-K for the year ended December 31, 2015. These figures do not reflect the amortized compensation expense or value received by the officer in the year indicated or that may be received by the officer with respect to such equity awards. With respect to the performance-based options granted to Mr. Pascoe, Dr. Troupin, and Mr. Dorsey during 2015, the amounts in these columns include the grant-date fair value of such stock option awards based upon the probable outcome of such conditions. The full grant date fair value of such performance-based stock options, assuming full achievement of the performance conditions to which such stock options are subject, is set forth in the footnotes to the Summary Compensation Table above.

(4)
Represents performance-based stock options that vest if the Last Patient Out in a Phase 3 development program occurs on or before December 31, 2017. In the event such performance objective is achieved, the option shall vest 100% of the underlying shares on December 31, 2017. Notwithstanding the foregoing, 100% of the shares subject to the option will accelerate and vest in full immediately prior to the occurrence of a change in control.

(5)
Represents performance-based stock options that vest if the Company successfully completes the fispemifene Phase 2b clinical trial in secondary hypogonadism by June 30, 2016, the results of which support moving into Phase 3 trials. In the event such performance objective is achieved, the option shall vest 100% of the underlying shares on June 30, 2016. Notwithstanding the foregoing, 100% of the shares subject to the option will accelerate and vest in full immediately prior to the occurrence of a change in control.

(6)
Represents performance-based stock options that vest if the filing of an NDA for RayVa occurs on or before December 31, 2017. In the event such performance objective is achieved, the option shall vest 100% of the underlying shares on December 31, 2017. Notwithstanding the foregoing, 100% of the shares subject to the option will accelerate and vest in full immediately prior to the occurrence of a change in control.

Outstanding Equity Awards as of December 31, 2015
The following table shows information regarding our outstanding equity awards as of December 31, 2015 for the Named Executive Officers:

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Non-Exercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Richard W. Pascoe	618,750	281,250		—		$2.51	3/18/2023
	72,328	85,480		—		$2.36	2/6/2024
	62,875	25,875	(2)	—		$2.38	2/20/2024
	—	—		35,500	(3)	$2.38	2/20/2024
	—	300,000		—		$1.43	1/29/2025
	—	—		45,000	(4)	$1.43	1/29/2025
	—	—		60,000	(5)	$1.43	1/29/2025
	—	—		45,000	(6)	$1.43	1/29/2025
Barbara Troupin, M.D., M.B.A.	75,000	225,000		—		$1.16	12/12/2024
	—	—		15,000	(4)	$1.43	1/29/2025
	—	—		20,000	(5)	$1.43	1/29/2025
	—	—		15,000	(6)	$1.43	1/29/2025
Brian T. Dorsey	75,000	225,000		—		$1.13	12/1/2024
	—	—		15,000	(4)	$1.43	1/29/2025
	—	—		20,000	(5)	$1.43	1/29/2025
	—	—		15,000	(6)	$1.43	1/29/2025

(1)
Except as otherwise noted, all stock options have a term of ten years from the date of grant and vest over four years, with 25% of the shares subject to the options vest on the first anniversary of the date of grant and the remainder vest in 36 monthly thereafter. For a description of the accelerated vesting provisions applicable to the stock options granted to the Named Executive Officer, see “Payments Upon Termination or Change in Control” above.

(2)
Pipeline Build. Represents performance-based stock options that vest based on the Company’s initiation of one or more Phase II or later clinical trials of assets approved by the Board (each, a “Qualifying Trial”) on or before December 31, 2015, as follows: (1) 25% of the underlying shares will vest upon the First Vesting Date (e.g., the enrollment of the first patient in the first Qualifying Trial) and 1/96th of the total number of shares subject to the option will vest monthly thereafter over a 24-month period so that the option will be vested and exercisable with respect to 50% of the total number of shares of stock underlying the stock option on the second anniversary of the First Vesting Date, provided that the executive does not have a termination of employment prior to any such vesting date, and (2) 25% of the underlying shares will vest upon the Second Vesting Date (e.g., the enrollment of the first patient in the second Qualifying Trial), and 1/96th of the total number of shares subject to the option will vest monthly thereafter over a 24-month period so that the option will be vested and exercisable with respect to 100% of the total number of shares of stock underlying the stock option on the second anniversary of the Second Vesting Date, provided that the executive does not have a termination of employment prior to any such vesting date. Notwithstanding the foregoing, 100% of the shares subject to the option will accelerate and vest in full immediately prior to the occurrence of a change in control. In December 2014, the Compensation Committee determined that the “First Vesting Date” for the foregoing options had occurred as a result of the randomization and first dosing of the first RayVa Phase 2a patient in December 2014. As a result, a portion of the stock option award vested and a portion became subject solely to time-based vesting, as described above, on such date. In May 2015, the Compensation Committee determined that the “Second Vesting Date” for the foregoing options had occurred as a result of the randomization and first dosing of the first fispemifene patient in May 2015. As a result, a portion of the stock option award vested and a portion became subject solely to time-based vesting, as described above, on such date.

(3)
Room Temperature Product. Represents performance-based stock options that vest if the Company receives marketing authorization for a room temperature formulation or dispenser device for Vitaros by December 31, 2016. In the event such performance objective is achieved, the option shall vest with respect to 50% of the underlying shares on the date of receipt of such marketing authorization, and the remaining 50% will vest monthly over the next two years following the achievement of such goal, provided that the executive does not have a termination of employment prior to any such vesting date. Notwithstanding the foregoing, 100% of the shares subject to the option will accelerate and vest in full immediately prior to the occurrence of a change in control.

(4)
LPO in Phase 3 Program. Represents performance-based stock options that vest if the last patient out in a Phase 3 development program occurs on or before December 31, 2017. In the event such performance objective is achieved, the option shall vest 100% of the underlying shares on December 31, 2017. Notwithstanding the foregoing, 100% of the shares subject to the option will accelerate and vest in full immediately prior to the occurrence of a change in control.

(5)
Fispemifene Phase 2b. Represents performance-based stock options that vest if the Company successfully completes the fispemifene Phase 2b clinical trial in secondary hypogonadism by June 30, 2016, the results of which support moving into Phase 3 trials. In the event such performance objective is achieved, the option shall vest 100% of the underlying shares on June 30, 2016. Notwithstanding the foregoing, 100% of the shares subject to the option will accelerate and vest in full immediately prior to the occurrence of a change in control.

(6)
RayVa NDA. Represents performance-based stock options that vest if the Company is able to file an NDA for RayVa on or before December 31, 2017. In the event such performance objective is achieved, the option shall vest 100% of the underlying shares on December 31, 2017. Notwithstanding the foregoing, 100% of the shares subject to the option will accelerate and vest in full immediately prior to the occurrence of a change in control.

Option Exercises and Stock Vested
There were no stock awards that vested in fiscal 2015 held by the Named Executive Officers. None of our Named Executive Officers exercised options during fiscal 2015.
Pension Benefits
We do not have a defined benefit plan. Our Named Executive Officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal 2015.
Non-Qualified Deferred Compensation
During 2015, our Named Executive Officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments upon Termination or Change of Control
The following table sets forth information regarding payments that would be made to Mr. Pascoe, Dr. Troupin and Mr. Dorsey in four scenarios: (1) upon an involuntary termination prior to a change in control; (2) upon termination as a result of the executive’s disability or death; (3) upon an involuntary termination within 12 months following a change in control; and (4) upon a change in control (without an involuntary termination). The table assumes that the termination of employment or change in control, as applicable, occurred on December 31, 2015 and does not include payments earned but not paid to the employee as of that date, such as accrued salary and unpaid vacation amounts. Base salary information is based on the salaries in effect as of December 31, 2015. The closing price per share of our Common Stock on The NASDAQ Capital Market on December 31, 2015 (which was the last business day of fiscal 2015) was $0.99.

Name	Benefit Type	Payment in the Event of an Involuntary Termination Prior to a Change in Control		Payment in the Event of a Termination by the Company following Disability or Death		Payment in the Event of an Involuntary Termination Within 12 Months Following a Change in Control		Payment in the Event of a Change in Control Without Termination
Richard W. Pascoe	Base Salary (1)	$473,200		$—		$473,200		$—
	Bonus	$175,874	(2)	$236,600	(3)	$175,874	(2)	$—
	Benefits (4)	$34,733		$—		$34,733		$—
	Option Acceleration (5)	$—		$—		$—		$—
Barbara Troupin, M.D., M.B.A.	Base Salary (1)	$325,000		$—		$325,000		$—
	Bonus	$97,500	(2)	$130,000	(3)	$97,500	(2)	$—
	Benefits (4)	$11,107		$—		$11,107		$—
	Option Acceleration (5)	$—		$—		$—		$—
Brian T. Dorsey	Base Salary (1)	$310,000		$—		$310,000		$—
	Bonus	$93,000	(2)	$124,000	(3)	$93,000	(2)	$—
	Benefits (4)	$34,733		$—		$34,733		$—
	Option Acceleration (5)	$—		$—		$—		$—

(1)	Reflects 12 months of base salary for each Named Executive Officer, payable in cash in a lump sum.

(2)
For Mr. Pascoe, the amount reflects the average of his annual bonuses for 2013, 2014 and 2015 (with his 2013 annual bonus annualized for such purpose). For Dr. Troupin and Mr. Dorsey, the amount reflects the actual value of their bonuses for 2015. For 2015, the annual bonus amounts were calculated including the portion of the bonus paid in the form of RSUs. These amounts are payable in cash in a lump sum.

(3)	Reflects actual annual bonus for 2015. These amounts are payable in cash in a lump sum.

(4)
Reflects the value of 12 months of health benefits continuation. On April 13, 2016, Dr. Troupin and the Company entered into an employment transition agreement pursuant to which, among other things, Dr. Troupin agreed to receive six months of health benefits continuation.

(5)
The value of accelerated vesting equals the difference (if positive) between the option exercise price and the last reported stock price for fiscal 2015 ($0.99), multiplied by the number of options that would have been accelerated upon a change of control occurring on December 31, 2015. Since all of the options held by our Named Executive Officers as of December 31, 2015 had exercise prices in excess of the closing price per share of our Common Stock on such date, no value is attributed to such acceleration in the table above.

DIRECTOR COMPENSATION
We have adopted a non-employee director compensation policy pursuant to which our non-employee directors are eligible to receive cash and equity compensation. During 2015, each non-employee director was entitled to receive an annual cash retainer of $40,000, with additional annual cash retainers for the chairs of our various Board committees in the following amounts: $15,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Corporate Governance/Nominating Committee. Additionally, non-chair members of these committees will receive additional annual cash retainers in the following amounts: $7,000 for members of the Audit Committee, $5,000 for members of the Compensation Committee and $3,000 for members of the Corporate Governance/Nominating Committee. The Chairman of the Board is also entitled to receive an additional annual cash retainer of $40,000 per year, payable in cash.
In February 2016, our Board approved an amendment to the equity component of our non-employee director compensation policy. Prior to such date, any non-employee director who was first elected to the Board was granted an option to purchase 50,000 shares of our common stock on the date of his or her initial election to the Board and thereafter on the first trading day of each calendar year, each non-employee director was eligible to receive an option to purchase 25,000 shares of common stock (or, in the case of our Chairman of the Board, an option to purchase 50,000 shares of common stock). Pursuant to the amendment in February 2016, any non-employee director who is first elected to the Board will be granted an option to purchase 60,000 shares of our common stock on the date of his or her initial election to the Board and the annual option grant was increased to 35,000 options (the annual grant in the case of our Chairman of the Board was unchanged and was also an option to purchase 50,000 shares of common stock prior to the amendment). Initial awards vest over three years in 36 equal monthly installments. Annual awards vest over one year in 12 equal monthly installments, subject to the director’s continuing service on our Board on those dates. All initial and annual awards to our non-employee directors will vest in full in the event of a change in control.
On April 5, 2016, our Board approved an amendment to the cash component of our non-employee director compensation policy. Prior to such date, the annual retainers were payable in cash. Pursuant to the amendment, the annual retainers shall be paid by the Company in quarterly installments as follows: (x) seventy-five percent (75%) of the retainer payable to a non-employee director for a calendar quarter shall be paid in cash within fifteen days following the end of such calendar quarter; and (y) twenty-five percent (25%) of the retainer payable to a non-employee director for a calendar quarter shall be paid in the form of fully vested shares of the Company’s common stock granted automatically on the last day of such calendar quarter pursuant to the Company’s 2012 Stock Long Term Incentive Plan (the “2012 Plan”), with the number of shares of the Company’s common stock to be issued calculated by dividing the amount payable to such non-employee director divided by the closing price per share of the Company’s common stock on the last day of the calendar quarter to which such payment relates.
Non-Employee Director Compensation for 2015
Below is a summary of the non-employee director compensation earned in fiscal 2015:

Name	Cash Compensation	Option Grants (1)(2)	Other Compensation	Total
Kleanthis G. Xanthopoulos, Ph.D.	$80,000	$39,743	$—	$119,743
Rusty Ray	$56,250	$19,872	$—	$76,122
Deirdre Y. Gillespie, M.D. (3)	$62,000	$19,872	$—	$81,872
Paul V. Maier	$58,000	$19,872	$—	$77,872
Wendell Wierenga, Ph.D.	$45,000	$19,872	$—	$64,872
Sandford D. Smith	$43,750	$19,872	$—	$63,622

(1)
This column reflects the aggregate grant date fair value of equity awards granted in 2015 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. For a discussion of valuation assumptions for stock-based compensation, see note 8 to the Company’s audited financial statements filed with our annual report on Form 10-K for the year ended December 31, 2015. These figures do not reflect the amortized compensation expense or value received by the director in the year indicated or that may be received by the director with respect to such equity awards.

(2)
As of December 31, 2015, each of our non-employee directors held stock options to purchase the following number of shares of our Common Stock: Dr. Xanthopoulos, options to purchase 132,000 shares; Mr. Ray, options to purchase 82,000 shares; Dr. Gillespie, options to purchase 82,000 shares; Mr. Maier, options to purchase 91,000 shares; Dr. Wierenga, options to purchase 125,000 shares; and Mr. Smith, options to purchase 110,000 shares.

(3)	Dr. Gillespie resigned from the Board effective as of April 5, 2016.

Risk Management and Mitigation
In reviewing our compensation structure in fiscal 2015, the Compensation Committee also considered how the Company’s compensation policies may affect the Company’s risk profile and whether compensation policies and practices may encourage risk-taking by employees. More specifically, the Compensation Committee considered the general design philosophy of the Company’s policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, the Compensation Committee concluded that the use of performance-based bonuses and long-term equity awards did not appear to create undue risks for the Company or encourage excessive risk-taking behavior on the part of Named Executive Officers.
With respect to bonus awards, the amount of our Named Executive Officers’ individual awards depends exclusively on overall Company performance, which reduces the incentive for an individual to take undue risks in an effort to increase the amount of his or her bonus award for a particular year. The Company’s performance goals are reviewed and approved by the Compensation Committee in the early part of each fiscal year and are considered to be generally of the nature that would not encourage or reward excessive risk taking. Additionally, the Compensation Committee monitors the Company’s performance throughout the year and may intervene where actions by executive officers in pursuit of performance goal attainment appear to lead to undue risk.
With respect to equity awards, these awards typically vest over several years, meaning that long-term value creation, contrasted with short-term gain, presents the best opportunity for employees to profit from these awards. To the extent that performance-based equity awards are used, the events that trigger vesting are expected to be realized several years in the future. The Company has not historically used claw-back provisions or imposed holding periods for vested awards, although the Compensation Committee may consider whether such mechanisms might be appropriate in the future to mitigate risk. Additionally, the use of financial-based performance metrics to determine employee compensation may subject those payouts to claw-back penalties under the Dodd-Frank Act, to the extent that there is a subsequent restatement of the financial measure that was used to determine a payout.
Equity Compensation Plan Information
The following table gives information as of December 31, 2015 about shares of our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,053,605	(1)	$1.95	2,534,252	(2)
Equity compensation plans not approved by security holders	—		—	—
Totals	4,053,605		$1.95	2,534,252

(1)	Consists of options outstanding as of December 31, 2015 under The NexMed Inc. Stock Option and Long Term Incentive Plan, The NexMed, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) and the 2012 Plan.

(2)	Consists of 1,362,832 and 1,171,420 shares of Common Stock that remain available for future issuance, as of December 31, 2015, under the 2012 Plan and the 2006 Plan, respectively.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.apricusbio.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and applicable SEC rules.
The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
Throughout the year, the Committee monitors matters related to the independence of the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with management, the Committee discussed the independent registered public accounting firm’s overall relationship with the Company, as well as its objectivity and independence. Based on its review, the Committee is satisfied with the auditors’ independence.

The Company’s independent registered public accounting firm also has confirmed to the Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding its communications with the Committee concerning independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.
The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, as adopted by the PCAOB.
In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Audit Committee of the Board of Directors

Paul V. Maier (Chair)
Deirdre Y. Gillespie, M.D.
Rusty Ray

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this document. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.
This document incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed previously with the SEC and contains important information about the Company and its financial condition, including information contained in our such annual report under the captions “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” and “Quantitative and Qualitative Disclosures about Market Risk.”
The Company will amend this proxy statement to include or incorporate by reference any additional documents that the Company may file with the Securities and Exchange Commission under Section 13(a), 13(e), 14, or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.
Copies of the 2015 Annual Report accompany this proxy statement. This proxy statement and the Company’s 2015 Annual Report are available on the Internet at www.apricusbio.com. These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Transactions with Related Persons
Our Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving our Company and “related persons” (directors, executive officers and stockholders owning 5% or greater of our outstanding Common Stock and immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in our proxy statement under our policy addressing the relevant SEC rules (generally, transactions involving amounts exceeding the lesser of $120,000 in which a related person has a direct or indirect material interest). Related person transactions must be approved by the Board or by the Audit Committee of the Board consisting solely of independent directors, which will approve the transaction if they determine that it is in our best interests. The Board or Audit Committee will periodically monitor the transaction to ensure that there are no changes that would render it advisable for us to amend or terminate the transaction.
Transactions with Related Persons
The severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Payments Upon Termination or Change In Control.”
Our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the laws of the State of Nevada. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership, as of the Record Date, of Common Stock by (a) each of our Named Executive Officers and current directors individually, (b) our current directors and executive officers as a group and (c) each holder of more than 5% of the Company’s outstanding Common Stock.
Beneficial ownership and percentage ownership are determined in accordance with the Rule 13d-3 of the Exchange Act. Under these rules, shares of common stock issuable under stock options or warrants that are exercisable within 60 days of the Record Date are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of Common Stock, except for those jointly owned with that person’s spouse.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Class (%) (2)

Sarissa Capital Management LP, 660 Steamboat Road, Greenwich, CT 06830 (3)	21,203,577	30.95%
Aspire Capital Fund, LLC, 155 North Wacker Drive, Suite 1600, Chicago, IL 60606 (4)	6,102,228	9.68%

Directors and Executive Officers
Richard W. Pascoe (5)	1,029,787	1.64%
Kleanthis G. Xanthopoulos (6)	213,022	*
Rusty Ray (7)	131,112	*
Deirdre Y. Gillespie, M.D. (8)	122,433	*
Brian T. Dorsey (9)	116,250	*
Wendell Wierenga, Ph.D. (10)	112,352	*
Barbara Troupin, M.D., M.B.A. (11)	106,250	*
Paul V. Maier (12)	105,583	*
Sandford D. Smith (13)	101,870	*
All current executive officers and directors as a group (nine persons) (14)	2,038,659	3.21%

*	Less than one percent.

(1)	Unless otherwise indicated, the address for each of our executive officers and directors is c/o 11975 El Camino Real, Suite 300, San Diego, California, 92130.

(2)	Percentage ownership is calculated based on a total of 61,778,121 shares of Common Stock issued and outstanding as of the Record Date.

(3)
Represents shares of Common Stock beneficially owned by Sarissa Capital Management LP (“Sarissa Management”) at March 3, 2016, as indicated in the entity’s Schedule 13D/A filed with the SEC on March 7, 2016. The shares of Common Stock are owned by Sarissa Management, Alexander J. Denner, the Chief Investment Officer of Sarissa Management, Sarissa Capital Offshore Master Fund LP and Sarissa Capital Domestic Fund LP. Sarissa Management’s beneficial ownership includes warrants to purchase up to 6,724,525 shares.

(4)
Represents shares of Common Stock beneficially owned by Aspire Capital Fund, LLC at February 13, 2015, as indicated in the entity’s Schedule 13G/A filed with the SEC on that date, plus 2,556,819 shares and 1,278,409 warrant shares delivered pursuant to a certain subscription agreement entered into by and between the Company and Aspire Capital Fund, LLC, dated January 12, 2016. Aspire’s beneficial ownership includes warrants to purchase up to 1,278,409 shares.

(5)	Includes 965,287 shares issuable upon exercise of stock options and 17,500 shares issuable upon exercise of warrants exercisable within 60 days of the Record Date.

(6)	Includes 148,666 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date and 64,356 shares of Common Stock held jointly in a trust.

(7)	Includes 90,333 shares issuable upon exercise of stock options and 2,500 shares issuable upon exercise of warrants exercisable within 60 days of the Record Date.

(8)	Includes 107,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(9)	Includes 106,250 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(10)	Includes 87,502 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(11)	Includes 106,250 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date and 24,850 shares of Common Stock held jointly in a trust.

(12)	Includes 99,333 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(13)	Includes 70,520 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(14)	Includes 1,781,141 shares issuable upon exercise of stock options and 20,000 shares issuable upon exercise of warrants exercisable within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the Common Stock and our other equity securities.

To the Company’s knowledge, based solely on our review of the copies of such reports filed with the SEC, our officers, directors and greater than 10% stockholders timely complied with these Section 16(a) filing requirements during the fiscal year ended December 31, 2015, except that each of our non-employee directors filed one late Form 4 on January 26, 2015, in connection with the annual stock option grants as of the first trading day of 2015.
STOCKHOLDER PROPOSALS
Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2017 annual meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Company’s Secretary, on or before December 9, 2016.
Stockholders who intend to present a proposal or director nominee at the 2017 annual meeting of stockholders without inclusion of such proposal in our proxy materials for the 2017 annual meeting are required to provide notice of such proposal within the time periods and in the manner set forth in our bylaws and the Charter of the Corporate Governance/Nominating Committee, a copy of which is available on our corporate website at www.apricusbio.com. Proposals of business to be conducted at the 2017 annual meeting, other than nominations for election of directors, must be submitted between February 19, 2017 and March 21, 2017, which are 90 and 60 days prior to the first anniversary of the 2016 annual meeting, provided, however, that in the event that the date of the pending annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such submission must be delivered not earlier than the 90th day prior to such pending annual meeting and not later than the close of business on the later of the 60th day prior to such pending annual meeting or the 10th day following the day on which a public announcement of the date of such annual meeting is first made. Director nominees must be submitted between December 9, 2016 and January 8, 2017, which are 120 and 90 days prior to the anniversary of the mailing date of the proxy materials for the 2016 Annual Meeting, provided that if the date of the 2017 annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be delivered within 10 days after announcement of the 2017 annual meeting date is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Proposals and notices of intention to present proposals at the 2017 annual meeting should be addressed to the Secretary of Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California, 92130.
DELIVERY OF PROXY MATERIALS
In some cases, only one copy of this Proxy Statement or our 2016 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Secretary of Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California, 92130 or an oral request at (858) 222-8041. Please make your request no later than May 1, 2016 to facilitate timely delivery.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.
You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Secretary of Apricus Biosciences, Inc., 11975 El Camino Real, Suite 300, San Diego, California, 92130 or an oral request at (858) 222-8041. You may also access these filings at our web site under the investor relations link at www.apricusbio.com.
OTHER MATTERS
The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.
It is important that proxies be returned promptly and that your shares are represented. Stockholders are urged to vote via the Internet (www.proxyvote.com), by telephone (1-800-690-6903) or by executing and promptly returning the accompanying proxy card in the enclosed envelope. The deadline to vote by Internet or telephone is 11:59 P.M. Eastern Time on Thursday, May 19, 2016.
By Order of the Board of Directors,

Richard W. Pascoe
Secretary
April 19, 2016
San Diego, California

[FORM OF PROXY-FRONT SIDE OF TOP PORTION]
You are cordially invited to attend our
2016 Annual Meeting of Stockholders,
to be held at Latham & Watkins LLP
12670 High Bluff Drive, San Diego, California 92130
at 8:00 a.m., local time, on Friday, May 20, 2016.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, Proxy Card and Form 10-K are available at www.proxyvote.com.

[FORM OF PROXY-REVERSE SIDE OF TOP PORTION]

PROXY	PROXY
APRICUS BIOSCIENCES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoint(s) Richard W. Pascoe, the lawful attorney and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Apricus Biosciences, Inc. to be held at Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130 on Friday, May 20, 2016 at 8:00 a.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.
In accordance with his discretion, said attorney and proxy is authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy, which may properly come before the meeting.
This proxy when properly executed will be voted in the manner described herein by the undersigned stockholder. If no instructions are given, the shares will be voted FOR the election of the nominees for directors named on the reverse side and FOR Proposal Nos. 2 and 3. Any prior proxy is hereby revoked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

The Board of Directors recommends a vote FOR the election of the nominees for directors named below and FOR Proposal Nos. 2 and 3.
PROPOSAL NO. 1: Election of Class I Directors

Class I Directors
1) Kleanthis G. Xanthopoulos, Ph.D.
2) Paul V. Maier

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of such nominee on the line below.
PROPOSAL NO. 2: To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

FOR	AGAINST	ABSTAIN
PROPOSAL NO. 3: To approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

FOR	AGAINST	ABSTAIN

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon.
When shares are held by joint tenants, both should sign.
When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

FORM OF PROXY DETACHABLE PROXY CARD
APRICUS BIOSCIENCES, INC.
11975 El Camino Real, Suite 300
San Diego, CA 92130
There are three ways to vote your Proxy.
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE – TOLL FREE – 1-800-690-6903 – QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 P.M. Eastern Time on Thursday, May 19, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET – www.proxyvote.com – QUICK *** EASY *** IMMEDIATE

•
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, May 19, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Apricus Biosciences, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
If you vote by Phone or Internet, please do not mail your Proxy Card.
Please detach here